EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
08/09/10	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

McDONALD’S GLOBAL COMPARABLE SALES RISE 7.0% IN JULY

OAK BROOK, IL — McDonald’s Corporation today announced global comparable sales growth of 7.0% in July. Performance by segment was as follows:

•	U.S. up 5.7%

•	Europe up 5.3%

•	Asia/Pacific, Middle East and Africa up 10.1%

“Our customers are at the heart of everything we do, and our strong July sales performance reflects our commitment to them,” said McDonald’s Chief Executive Officer Jim Skinner. “We’re listening to our customers and offering the right combination of high-quality food and beverage choices, convenient locations with extended hours, and outstanding value across the entire menu.”

U.S. business momentum continued with July comparable sales increasing 5.7%. Top contributors to July’s results were beverages, including the recently launched McCafé Real Fruit Smoothies and Frappés along with value-based drinks. Core products and McDonald’s all-day, everyday value menus were also key drivers for the month.

In Europe, July comparable sales increased 5.3%, led by France, the U.K. and Germany. Europe’s unique premium menu offerings, compelling value and the ongoing modernization of Europe’s restaurants are enhancing the McDonald’s experience and contributing to the sales growth.

July comparable sales increased 10.1% in Asia/Pacific, Middle East and Africa (APMEA) due to strong sales growth in Japan, Australia, China and most other countries. Innovative value offerings, menu variety and breakfast continued to deliver results.

Systemwide sales increased 6.8%, or 8.3% in constant currencies for the month.

PERCENT INCREASE

	Comparable Sales		Systemwide Sales
Month ended July 31,	2010	2009	As Reported	Constant Currency
McDonald’s Corporation	7.0	4.3	6.8	8.3
Major Segments:
U.S.	5.7	2.6	6.2	6.2
Europe	5.3	7.2	(0.2)	7.7
APMEA*	10.1	2.1	17.5	11.1

Year-To-Date July 31,
McDonald’s Corporation	4.9	4.5	8.2	6.4
Major Segments:
U.S.	3.1	3.8	3.7	3.7
Europe	5.3	5.5	7.0	7.5
APMEA*	5.9	4.5	16.7	8.1

*	Asia/Pacific, Middle East and Africa

Definitions

•

Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.

•

Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•

The number of weekdays and weekend days can impact our reported comparable sales. In July 2010, this calendar shift/trading day adjustment consisted of one less Wednesday and one more Saturday compared with July 2009. The resulting adjustment varied by area of the world, ranging from approximately 0.4% to 1.3%. In addition, the timing of holidays can impact comparable sales.

Upcoming Communications

McDonald’s tentatively plans to release August 2010 sales on September 9, 2010.

McDonald’s is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries. Over 80% of McDonald’s restaurants worldwide are owned and operated by franchisees. Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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